                         FIRST SUPPLEMENTAL WARRANT AGREEMENT


         THIS FIRST SUPPLEMENTAL WARRANT AGREEMENT, dated as of November 21, 1995, to the WARRANT AGREEMENT, dated as of June 15, 1995, between CELLNET DATA SYSTEMS, INC., a California corporation (the "COMPANY"), and THE BANK OF NEW YORK, a New York banking corporation, as warrant agent thereunder (the "WARRANT AGENT").


                                 W I T N E S S E T H:


         WHEREAS, the Company and the Warrant Agent have heretofore executed and delivered a Warrant Agreement dated as of June 15, 1995 (the "WARRANT AGREEMENT") providing for the issuance by the Company of up to 940,000 warrants each to purchase initially one share of the Common Stock, no par value, of the Company (the "WARRANTS");

         WHEREAS, the Company desires to amend the Warrant Agreement as set forth in this First Supplemental Warrant Agreement;

         WHEREAS, Section 7.01 of the Warrant Agreement provides, among other things, that, subject to certain exceptions not herein relevant, with the consent of the holders of at least a majority in number of the Warrants at the time outstanding, the Company and the Warrant Agent may amend or supplement the Warrant Agreement or the Warrants;

         WHEREAS, the Company has received consents to the amendments to the Warrant Agreement contained herein (the "PROPOSED AMENDMENTS") of holders of at least a majority in number of the Warrants outstanding on the date hereof (the "REQUISITE CONSENTS"); and

         WHEREAS, all things necessary to make this First Supplemental Warrant Agreement a valid agreement of the Company and the Warrant Agent and a valid amendment of and supplement to the Warrant Agreement and all of the conditions and requirements set forth in Section 7.01 of the Warrant Agreement have been performed

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                                         -2-


and fulfilled and the execution and delivery hereof have been in all respects duly authorized;

         NOW, THEREFORE, the Company and the Warrant Agent mutually covenant and agree for the equal and proportionate benefit of the respective holders from time to time of the Warrants as follows:


                                      ARTICLE 1.

                           AMENDMENTS TO WARRANT AGREEMENT

         SECTION 1.1. The second paragraph of the Warrant Agreement is hereby amended by deleting it in its entirety and replacing it with the following:

         "WHEREAS, the Company entered into a purchase agreement dated June 15, 1995 with Smith Barney Inc. (the "INITIAL PURCHASER") in which the Company sold to the Initial Purchaser 235,000 units (the "ORIGINAL UNITS") consisting of (i) $235,000,000 aggregate principal amount at maturity of 13% Senior Discount Notes due 2005 (the "ORIGINAL NOTES") of the Company issued under an indenture dated as of June 15, 1995 (the "INDENTURE") between the Company and The Bank of New York, as trustee, and (ii) 940,000 warrants (the "ORIGINAL WARRANTS"), each representing the right to purchase initially one share of Common Stock, no par value per share, of the Company (the "COMMON STOCK"), subject to adjustment in accordance with the terms hereof; and

         WHEREAS, the Company has entered into a purchase agreement dated November 21, 1995 with the Initial Purchaser in which the Company has agreed to sell to the Initial Purchaser 90,000 additional units (the "ADDITIONAL UNITS," and together with the Original Units, the "UNITS") consisting of (i) $90,000,000 aggregate principal amount at maturity of 13% Senior Discount Notes due 2005 (the "ADDITIONAL NOTES," and together with the

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                                         -3-


Original Notes, the "NOTES") of the Company to be issued under the Indenture, as supplemented by the First Supplemental Indenture dated as of November 21, 1995 between the Company and the Trustee and (ii) 360,000 warrants (the "ADDITIONAL WARRANTS," and together with the Original Warrants, the "WARRANTS" and the certificates evidencing the Warrants, the "WARRANT CERTIFICATES"), each representing the right to purchase initially one share of Common Stock, subject to adjustment in accordance with the terms hereof; and"

         SECTION 1.2. Section 4.02 of the Warrant Agreement is hereby amended by adding the word "Equity" after the word "Public" on the second line of the first sentence thereof.

                                      ARTICLE 2.

                       AMENDMENT TO FORM OF WARRANT CERTIFICATE

         SECTION 2.1. Paragraph 1 of the reverse of Exhibit A to the Warrant Agreement (Form of Warrant Certificate) is hereby amended by adding "as it may be supplemented or amended from time to time in accordance with the terms thereof," inside the parenthetical immediately following "June 15, 1995" in the second sentence thereof.

                                      ARTICLE 3.

                                    MISCELLANEOUS

         SECTION 3.1. All capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Warrant Agreement.

         SECTION 3.2. Upon the execution and delivery of this First Supplemental Warrant Agreement by the Warrant Agent and the Company, the Proposed Amendments contained herein will become effective and operative.

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                                         -4-


         SECTION 3.3. The recitals contained herein shall be taken as the statement of the Company, and the Warrant Agent assumes no responsibility for the correctness of the same. The Warrant Agent makes no representation as to the validity of this First Supplemental Warrant Agreement. The Warrant Agreement, as supplemented and amended by this First Supplemental Warrant Agreement, is in all respect hereby ratified and confirmed.

         SECTION 3.4. This First Supplemental Warrant Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Except as amended herein, the terms, provisions and covenants of the Warrant Agreement shall remain in full force and effect and continue to govern the parties thereto.

         SECTION 3.5. This First Supplemental Warrant Agreement may be executed in two or more counterparts, each of which shall be deemed original and all of which together will constitute the same agreement, whether or not all parties execute each counterpart.

         SECTION 3.6. The laws of the State of New York, without regard to principles of conflicts of law, shall govern this First Supplemental Warrant Agreement and the Warrants.

                     [Remainder of Page Intentionally Left Blank]
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                                         -5-


         IN WITNESS WHEREOF, the parties have caused this First Supplemental Warrant Agreement to be duly executed, all as of the date first above written.

                                       CELLNET DATA SYSTEMS, INC.



                                       By: /s/ David Perry
                                           __________________________
                                           Name:
                                           Title:




                                       THE BANK OF NEW YORK, as Warrant
                                       Agent



                                       By:  /s/ Vivian Georges
                                            __________________________
                                            Name:  Vivian Georges
                                            Title: Assistant Vice President